Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made effective as set forth below, by and between Jones Soda Co. (“Jones Soda”) and Peter M. van Stolk (“PVS”).

In consideration of the mutual promises contained in this Agreement, Jones Soda and PVS agree as follows:

1. PVS hereby resigns as an officer (including as CEO and Chairman of the Board) and as an employee of Jones Soda effective December 31, 2007 (“Separation Date”). Thereafter PVS will continue to serve as a member of the Board of Directors, subject to all terms and conditions generally applicable to members of the Board of Directors of Jones Soda and subject to Washington and federal law. Jones Soda acknowledges that PVS retains his rights and responsibilities as a member of the Board of Directors and as a shareholder, which includes all the rights and responsibilities of those capacities that are specifically and explicitly protected by federal and state law, including but not limited to corporate governance laws and the Sarbanes-Oxley Act.

2. Jones Soda will pay PVS severance payments in the total amount of $450,000 (“Severance Payment”). The Severance Payment shall be made in equal monthly installments, less all applicable withholdings, beginning January 31, 2008 and ending December 31, 2009.

3. PVS will be on vacation and out of the office from December 22, 2007 through the Separation Date. Jones Soda agrees to pay PVS his accrued but unused vacation pay through the Separation Date.

4. A. Jones Soda will pay PVS $100,000, less lawful withholdings, ten days after expiration of the Revocation Period, which amount shall be used by PVS to make a donation to Vitamin Angels (“Vitamin Angels Donation”). PVS shall provide Jones Soda with proof that he has donated the remaining amount to Vitamin Angels by no later than March 21, 2008. Jones Soda will provide PVS with a 1099 Tax Form reflecting the Vitamin Angels Donation. PVS assumes complete and sole responsibility for the payment of any and all taxes, whether federal, state, local, or otherwise, if any, relating to the Vitamin Angels Donation, and shall protect, defend, indemnify and hold harmless Jones Soda against any and all claims, lawsuits, damages, liabilities, suits, actions, judgments, costs, taxes, interests, penalties and expenses resulting from this payment.

B. Jones Soda will pay for PVS’s continuing COBRA coverage for a period of twelve (12) months from the Separation Date. This continuing coverage will include medical, dental and vision to the same extent as maintained by PVS during his employment with Jones Soda, recognizing that the plans offered may be changed so long as PVS is offered the same plan as is generally available to other Jones Soda employees.

5. PVS agrees that the economic value of the Severance Payment, the Vitamin Angels Donation, and other benefits contained in this Agreement is more than he otherwise would be entitled to under his Employment Agreement and the existing benefit plans provided by Jones Soda to him.

6. PVS accepts the payments and benefits contained in this Agreement in full satisfaction of all his rights and interests relating to his employment with Jones Soda and, in consideration therefore, PVS hereby releases Jones Soda, its affiliates, subsidiaries, successors, past and present officers, directors, agents, and employees from all claims (other than claims for the payments provided for under this Agreement), causes of action or liabilities, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstance pertaining thereto, which he may have or could claim to have against Jones Soda. This Release is intended to be all encompassing, and without limitation covers all matters arising from or during the employment of PVS with Jones Soda and/or related to his separation from Jones Soda. This Release includes, but is not limited to, claims of discrimination based on race, color, national origin, sex, marital status, age (including the Age Discrimination in Employment Act), or physical or mental disability under any federal, state, or local law, rule, or regulation; claims under state or federal law governing the payment of wages; and claims under any express or implied contract or legal restrictions on Jones Soda’s right to terminate employees; claims under any employment agreement between PVS and Jones Soda; any and all claims based on tort law; and all workers’ compensation or disability claims under law. This Release applies to all claims which arose up through the Separation Date.

7. Jones Soda agrees that it will indemnify PVS from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of PVS’s service as an officer, director or employee of Jones Soda to the same extent as other officers and directors are indemnified. Jones Soda further agrees that PVS will continue to be covered by its Directors and Officers insurance so long as PVS remains a Director.

8. PVS represents that he has not filed any complaints, charges or lawsuits against Jones Soda or any of its affiliates, subsidiaries, successors, past and present officers, directors, agents, or employees with any governmental agency or any court, related in any way to matters arising from or during the employment of PVS with Jones Soda and/or his separation from Jones Soda and that he will not do so at any time hereafter.

9. PVS represents that he has read, considered, and fully understands this Agreement and all its terms, and executes it freely and voluntarily.

10. PVS acknowledges that:

a. Pursuant to applicable law, he has been offered the opportunity to review a copy of this Agreement for a period of twenty-one (21) days (the “Review Period”);

b. Jones Soda has advised PVS to consult with an attorney concerning the terms and conditions of this Agreement, including without limitation the release set forth in this Separation and Release Agreement, and PVS has in fact done so; and

c. The terms and conditions of this Agreement have not been amended, modified, or revoked during the Review Period. PVS and Jones Soda agree that van Stolk shall have seven (7) calendar days (the “Revocation Period”) following the date on which he signs this Agreement to revoke his acceptance of this Separation and Release Agreement and the Release set forth herein, and this Separation and Release Agreement shall not become effective until the Revocation Period has expired.

11. PVS agrees that he shall not make any disparaging or derogatory statements to any third party regarding Jones Soda, or any of its officers, directors or employees. PVS retains his rights and responsibilities as a member of the Board of Directors and as a shareholder, which includes all the rights and responsibilities of those capacities that are specifically and explicitly protected by federal and state law, including but not limited to corporate governance laws and the Sarbanes-Oxley Act. Jones Soda, by and through its present officers and directors, agrees that it will not make any disparaging or derogatory statements to any third party regarding PVS. This Paragraph 11 shall not apply to statements made by PVS or Jones Soda pursuant to legal process or as required by law.

12. PVS acknowledges that he is subject to certain continuing obligations under the terms of the Employment Agreement with Jones Soda dated December 1, 2004 (“EA”). PVS recognizes that the EA contains binding covenants and restrictions, including non-competition and confidentiality. PVS hereby reaffirms the substantive terms of all covenants and restrictions in the EA, as well as the following restrictions. If there is any conflict between this Agreement and the EA, the terms of this Agreement shall prevail.

12.1 Non-Competition.

(a)	During the twenty four (24) months following the Separation Date, PVS shall not:

(i)	own or have any interest directly in;

(ii)	act as an officer, director, agent, employee or consultant of; or

(iii)	assist in any way or in any capacity, any person, firm, association, partnership, corporation or other entity which competes with the Business of Jones Soda in the production/sale of non-alcoholic beverages (a “Competitive Entity”).

(b)	The restrictions set out in subparagraph 12.1(a) above shall not apply to the ownership of less than ten percent (10%) of the publicly traded securities of any Competitive Entity.

(c)	PVS acknowledges that the restrictions contained in this Section 12.1 are reasonable; however, in the event that any court should determine that any of the restrictive covenants contained herein are unenforceable for any reason, such court shall have the power to revise the scope of the Non-Competition Clause to the extent necessary to allow enforcement.

12.2 Confidentiality.

(a)	PVS shall not make any unauthorized disclosure or use of, and shall use his best efforts to prevent publication or disclosure or use of, any and all Confidential Information. The term “Confidential Information” means any and all confidential, proprietary, secret, or non-public information, knowledge or data, concerning the business of Jones Soda. Confidential Information includes, but is not limited to, all procedures, policies, programs, reports, plans, proposals, technical information, know-how, systems and other information unique to Jones Soda or its customers; all business, marketing and methods; all trade-secrets, know-how, processes and other intellectual property; and any non-public data on or relating to past, present or prospective customers.

(b)	PVS acknowledges that any unauthorized disclosure or use of such Confidential Information will result in material damage to Jones Soda, and thus consents to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin his unauthorized disclosure or use of Confidential Information.

(c)	Except as authorized by Jones Soda, PVS will not:

(i) duplicate, transfer or disclose, nor allow any other person to duplicate, transfer or disclose, any Confidential Information;

(ii) use Confidential Information without the prior written consent of Jones Soda; or

(iii) incorporate, in whole or in part, within any domestic or foreign patent application, any Confidential Information.

(d)	PVS will take all reasonable precautions to safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons.

(e)	The restrictive obligations set forth above shall not apply to the disclosure or use of any information which is or later becomes publicly known under circumstances involving no breach of this Agreement.

13. On or before December 31, 2007, PVS shall deliver to Jones Soda all books, records, lists, brochures, documents, and any other property belonging to Jones Soda, or developed in connection with the business of Jones Soda. To the extent PVS believes some of these documents are necessary in order for him to perform in his continuing role as a Director of Jones Soda, he shall discuss the matter with the Chairman of the Board who shall make the final decision.

14. Unless specifically authorized in writing in advance by Jones Soda’s then-current Chairman of the Board and/or Chief Executive Officer, and except as necessary and required in order to comply with his fiduciary duties as a Director as defined by law, PVS shall not discuss with any of the following, directly or indirectly, the business of Jones Soda or PVS’s status with Jones Soda:

a.	Jones Soda’s employees or independent contractors;

b.	Jones Soda’s investors, shareholders or lenders;

c.	Jones Soda’s current or prospective customers;

d.	Jones Soda’s distributors or vendors;

e.	any other parties with whom Jones Soda does business;

f.	analysts or other securities industry professionals; or

g.	any news media.

In the event that PVS is contacted by any of the foregoing, he shall advise them that he is no longer an officer of Jones Soda and that he is therefore no longer authorized to speak on behalf of Jones Soda in any capacity. During the twenty four (24) months following the Separation Date, PVS shall direct all inquiries related to the business of Jones Soda or PVS’s status with Jones Soda, to Jones Soda’s then-current CEO or Chairman of Board. In the event PVS has any question about whether any such contact would violate this Agreement, he shall attain the consent of the CEO or Chairman of the Board prior to providing any substantive response. This prohibition shall not apply to conversations that PVS has with clients which have been specifically and expressly approved by the CEO, or Chairman of the Board.

PVS retains his rights and fiduciary responsibilities under law to speak to these entities as necessary and required for his continuing role as a Director, subject to the same rules and guidelines generally applicable to other Directors of Jones Soda. If, during the next twenty four (24) months, PVS no longer holds the position of Director, then he specifically acknowledges that his communications with the foregoing enumerated entities will be limited as set forth in this Paragraph 14.

15. The parties acknowledge and agree that Paragraphs 11, 12, 13 and 14 constitute material terms of this Agreement, and that any breach of these Paragraphs shall be deemed a material breach of the entire Agreement. The parties acknowledge that a violation of these

Paragraphs by PVS will cause irreparable injury to Jones Soda and shall entitle Jones Soda to extraordinary relief in court, including, but not limited to, temporary restraining orders and preliminary and permanent injunctions, without the necessity of posting bond or security. The parties acknowledge and agree that Jones Soda will have no continuing obligations toward PVS, including any remaining Severance Payment, in the event PVS violates in any way any provision of Paragraph 11, 12, 13 or 14 of this Agreement. In the event of such breach by PVS, Jones Soda will be entitled to immediately cease any remaining payments and recover all monies already paid to PVS, including the payments under Paragraph 2. This right of recoupment shall be in addition to any other remedies Jones Soda is entitled to under law, including damages and injunctive relief.

16. Neither this Agreement, nor the payments made hereunder, shall in any way be construed as an admission by Jones Soda or PVS that it or he has acted wrongfully with respect to PVS, Jones Soda, its directors, officers, agents, employees, or any other person.

17. The Severance Payment, Vitamin Angels Donation, and other benefits described above constitute the sole payments and compensation to PVS as a result of his employment with Jones Soda. PVS confirms that compliance by Jones Soda with the terms of this Agreement shall constitute fully compliance with the EA. Except for his future service as a Director and/or his status as a shareholder, PVS shall not be entitled to any other payments or benefits from Jones Soda.

18. PVS represents that in entering into this Agreement, he does not rely and has not relied upon any representation or statement made by Jones Soda or any of its employees or agents concerning this Agreement. PVS warrants that he has entered into this Agreement knowingly and voluntarily, and that he has had adequate time to review the contents of this Agreement. PVS has reviewed this Agreement, and has consulted with his attorney concerning the terms and conditions of this Agreement, including without limitation the release set forth in this Agreement, and fully understands the contents of the Agreement. The parties agree that the common law principles of construing ambiguities against the drafter shall have no application to this Agreement.

19. The parties agree that they will keep the terms of this Agreement confidential and that they will not hereafter disclose any information concerning this Agreement to anyone, provided that either party may make such disclosures as a) are required by law, and explicitly recognizing the obligation to disclose this Agreement to the SEC; b) reasonably necessary to enforce the terms of this Agreement, and c) to their respective attorneys, accountants and financial advisors.

20. If any provision of this Agreement is determined to be invalid or unenforceable, all of the other provisions shall remain valid and enforceable notwithstanding, unless the provision found to be unenforceable is of such material effect that this Agreement cannot be performed in accordance with the intent of the parties in the absence thereof.

21. This Agreement represents the full understanding and agreement by the parties, and supersedes and replaces any prior agreements by the parties, whether verbal or written, except the December 1, 2004 Employment Agreement, which is incorporated herein, and the Jones Soda 2002 Stock Option and Restricted Stock Plan, and the relevant Stock Option and/or Restricted Stock Agreements.

22. This Agreement is intended to constitute a full and final resolution of this matter. Interpretation of this Agreement shall be under Washington law. If any such action is necessary to enforce the terms of this Agreement, the substantially prevailing party shall be entitled to receive reasonable attorneys’ fees and costs.

/s/ Peter van Stolk		February 5, 2008
Peter van Stolk		DATE

Jones Soda Co.

By	/s/ Scott Bedbury	February 13, 2008
Its	Chairman	DATE